Exhibit 5.2

WEIL, GOTSHAL & MANGES

8 July 2005

Global Crossing (UK) Telecommunications Limited

Centennium House

100, Lower Thames Street

London EC3R 6DL

Attention:

Dear Sirs

1	Introduction

We have acted as English legal counsel to Global Crossing (UK) Telecommunications Limited (the “Guarantor”), sole shareholder of Global Crossing (UK) Finance plc (the “Issuer”), in connection with the issuance of $200,000,000 aggregate principal amount 10.75% and £105,000,000 aggregate principal amount of the Issuer’s 11.75% Senior Secured Notes due 2014 (the “Exchange Notes”) issuable in connection with the exchange offer of the Exchange Notes for the Issuer’s $200,000,000 outstanding 10.75% Senior Secured Notes due 2014 and £105,000,000 outstanding 11.75% Senior Secured Notes due 2014 issued on December 23, 2004 which were not registered under the Securities Act (together, the “Unregistered Notes,” and collectively with the Exchange Notes, the “Notes”). The obligations of the Issuer under the Notes are guaranteed by the Guarantor to the extent set out in the (Indenture) (as defined below).

We have agreed to provide this letter to the Guarantor on the understanding and the conditions set out in this letter. In this matter we have taken our instructions solely from our client, the Guarantor. We have acted as the Guarantor’s legal advisers as to English law in connection with the issue of the Exchange Notes and have taken instructions solely from the Guarantor.

Except where otherwise indicated, capitalised terms used in this letter have the same meaning as in the indenture entered into by the Issuer, Guarantor, STT Communications Limited, AIB/BNY Fund Management (Ireland) Limited and the Bank of New York, as trustee, (the “Trustee”), dated 23 December 2004 for the issue of the Notes (the “Indenture”).

ONE SOUTH PLACE, LONDON EC2M 2WG

TEL: +44 (0) 20 7903 1000    FAX: +44 (0) 7903 0990

AUSTIN    BOSTON    BRUSSELS    BUDAPEST    DALLAS    FRANKFURT    HOUSTON    MIAMI     MUNICH

NEW YORK    PARIS    PRAGUE    SILICON VALLEY    SINGAPORE    WARSAW    WASHINGTON

Weil, Gotshal & Manges is a partnership of registered foreign lawyers and solicitors. A list of the names and professional qualifications is available at the above address

Regulated by the Law Society

WEIL, GOTSHAL & MANGES

2	Documents Examined

For the purposes of this opinion, we have only examined copies of the documents listed and, where appropriate, defined below (together, the “Documents”):

(a)	A copy of the Memorandum and Articles of Association of each of the Issuer and Guarantor.

(b)	Certified copies of the minutes of a meeting of the Board of Directors of each of the Issuer and the Guarantor, held on 19 December 2004.

(c)	A certificate (the “Issuer Certificate”) of the Company Secretary to the Issuer dated 8 July 2005.

(d)	A certificate (the “Guarantor Certificate”) of the Company Secretary to the Guarantor dated 8 July 2005.

(e)	Draft Registration Statement on Form F-4 dated 5 July 2005 (the “Registration Statement”) relating to the issue of the Exchange Notes.

(f)	An executed copy of the Indenture.

The Guarantor and the Issuer are collectively the “Opinion Parties” and each individually is an “Opinion Party”.

We express no opinion as to any transaction, agreement, instrument or document other than the Documents or as to any liability as to tax which may arise in connection with the Notes or their creation or issue.

In this opinion, “Companies Act” means the Companies Act 1985 (as amended) and “Insolvency Act” means the Insolvency Act 1986 (as amended) and “FSMA” means the Financial Services and Markets Act 2000 (as amended).

We have not been responsible for investigating or verifying the accuracy of any facts including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted from any such document.

For the purposes of this opinion, “foreign law” or “foreign laws” means laws other than the laws of England and Wales and “foreign court” means any court other than English courts.

3	Definitions

References in this opinion to the “Exchange Notes” include the Global Notes.

WEIL, GOTSHAL & MANGES

4	Search of Companies Registry

We have carried out an on-line search of the information relating to each Opinion Party through the Companies House Direct Service on 7 June 2005 timed at 11:30 am which reveals no order or resolution to wind up any of the Opinion Parties and no notice of the appointment of an administrator or receiver of any Opinion Party. We made a telephone enquiry to the Central Index of Winding Up Petitions at the Companies Court in London at approximately 2:45 pm on 7 July 2005 and were told that there were no entries against any of the Opinion Parties on the registers of administration and winding-up petitions.

5	Scope of Opinion

This opinion is given only with respect to English law in force at the date of this opinion as applied by the English courts. We have made no investigation of and therefore express or imply no opinion as to the laws of any other territory or as to the application of English or any other law by any other courts or as to the enforceability of any judgment of such other courts. In particular, we express no opinion on European Union law as it affects any jurisdiction other than England.

This opinion is given on the basis that it is governed by and shall be construed in accordance with English law. We do not undertake to advise you of any change to this opinion arising from a change in law or otherwise which occurs after the date hereof.

6	Assumptions

For the purposes of the opinions set forth below we have made the following assumptions (without further investigation or enquiry):

(a) the genuineness of all signatures, stamps and seals on all of the Documents;

(b) the authenticity and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies or received by facsimile transmission or by electronic mail (including those obtained on a website) and the authenticity and completeness of those original documents;

(c) that, where a Document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen and those transactions contemplated by the Documents which are not yet completed will be carried out strictly in the manner described;

(d) that the persons signing the Documents have the authority, capacity and power to sign the Documents and we have not carried out any searches or investigations in relation to such capacity, incorporation, authority and power;

(e) that none of the opinions expressed in paragraph 7 below would be affected by any law or public policy of any jurisdiction other than England;

WEIL, GOTSHAL & MANGES

(f)	in respect of each party to the Documents, other than the Opinion Parties, that the exercise of its rights and performance of its obligations under the Documents to which it is a party and the creation of the security contemplated by the relevant Documents are within its due capacity and authority and that the Documents to which it is a party have been duly authorised, executed and delivered by it;

(g)	the absence of mutual mistake of fact or any arrangement, document, agreement or course of dealing between any of the parties to the Documents that modify or supersede any of the terms of the Documents;

(h)	that each of the Documents has been entered into, and the transactions referred to therein are carried out, by each of the parties in good faith, for the purpose of carrying on their respective businesses, for the benefit of each of them respectively and on arm’s length commercial terms;

(i)	that to the extent that any obligation falls to be performed in a jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(j)	that the choice of law provisions relating to each Document were made in good faith and for bona fide purposes and, in respect of any Document expressed to be governed by New York law, were in all respects valid choices of law in accordance with applicable principles of law in the State of New York;

(k)	the memorandum and articles of association of the Opinion Parties examined by us were complete, accurate and up-to-date and have not been subsequently amended or altered;

(l)	that in any proceedings before the courts of England, satisfactory evidence of the laws of any jurisdiction (other than those of England and Wales) expressed to govern any Document which is required to be pleaded and proved in those proceedings could and would be so pleaded and proved;

(m)	that any submission to the jurisdiction of the courts of the State of New York referred to in any Document is valid, binding and enforceable against each of the parties to that Document;

(n)	that the Documents are enforceable in accordance with their terms under the laws by which they are expressed to be governed and constitute the legal, valid and binding obligations of each of the parties thereto under the laws by which they are expressed to be governed;

(o)	that each of the statements contained in the Officers’ Certificates is true and correct at the date of this letter;

(p)	none of the Opinion Parties has passed a resolution for its winding-up and no proceedings have been instituted or steps taken for the winding-up of any Opinion Party or the appointment of an administrator or receiver in respect of all or any assets of any Opinion Party;

WEIL, GOTSHAL & MANGES

(q)	the information relating to each Opinion Party available through the on-line search and telephone enquiry referred to in paragraph 4 above was complete, accurate and up-to-date at the time of that search and enquiry and there has been no alteration in the status or condition of any Opinion Party as disclosed or revealed thereby;

(r)	that any representation, warranty or statement of fact or law, other than as to any matter the subject of this opinion, made in any of the Documents is true, accurate and complete;

(s)	that the resolutions contained in each of the minutes referred to in paragraph 2(b) above were duly passed at the relevant meetings and that such resolutions have not been amended or rescinded and are in full force and effect; and the minutes of such meetings referred to in paragraph 2(b) above are a true record of the proceedings at such meetings;

(t)	that each Opinion Party is or was able to pay its debts as they fall due (within the meaning of Section 123 of the Insolvency Act) at the time of entering into the Documents to which it is a party and will not or has not become unable to pay its debts in consequence of doing so;

(u)	that no proceedings have been instituted or injunction granted against any Opinion Party to restrain it from performing any of its obligations under the Documents to which it is a party;

(v)	that all formalities and requirements of the laws of any relevant state (other than England and Wales), and of any regulatory authority therein, applicable to the execution, performance, delivery and enforceability of the Documents, have been or will be duly complied with;

(w)	that the documents listed in paragraph 2 above contain all relevant information which is material for the purposes of our opinion and there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion letter;

(x)	that the persons signing the Documents (other than the persons signing on behalf of the Opinion Parties in respect of the Documents) have the authority, capacity and power to sign the Documents;

(y)	the Notes are listed on a “recognised stock exchange” within the meaning of section 841 of the Income and Corporation Taxes Act 1988 (in this regard, we confirm that the Irish Stock Exchange is a recognised stock exchange for the purposes of the said Act);

WEIL, GOTSHAL & MANGES

7	Opinion

On the basis of the above assumptions, and in reliance upon the Issuer Certificate and the Guarantor Certificate, we are of the opinion that:

(a)	each of the Issuer and the Guarantor is duly organised, validly existing and in good standing under the laws of England and Wales; and

(b)	each of the Issuer and the Guarantor has all requisite corporate power and authority under the laws of England and Wales to enter into and perform its obligations under the Indentures, the Exchange Notes and the Guarantee, as applicable.

8	Qualifications

The opinions expressed to be given in paragraph 7 above are subject to the following qualifications:

(a)	we express no opinion as to matters of fact;

(b)	any opinion as regards the binding effect and validity of any of the Documents and their enforceability against each Opinion Party which is a party to such Documents is subject to the limitations resulting from all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous proceedings;

(c)	we do not express any opinion as to the priority of any of the security created by the Debenture, as to whether the property or rights comprised in such security is now or may become subject to any equities or subject to any rights or interests of any person ranking now or in the future in priority to or free of such security, or as to whether such property or rights could be transferred to any other person free of such security. These are complex questions depending on the nature of the asset and security and on all the circumstances. However, without being comprehensive, we would particularly mention that:

(i)	certain statutory preferences, possessory liens, other priorities arising by operation of law and rights of set-off may rank prior to certain of the security created under the Debenture;

(ii)	security created prior to the execution of the Debenture by the Opinion Parties may rank prior to the security created by the Debenture;

(iii)	a subsequent legal security given for value to a chargee (or a subsequent sale to a purchaser) acting in good faith without actual or constructive notice of a prior equitable charge will have priority over the prior equitable charge;

(iv)	a fixed charge created over property the subject of a pre-existing floating charge will rank before that floating charge unless there is a prohibition on the creation of such fixed charge and the fixed chargee has actual or constructive notice of that prohibition; and

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(v)	further advances made by a prior chargee can rank in priority to a subsequent charge in the circumstances set out in Section 94 of the Law of Property Act 1925;

(d)	the choice of English law or New York law (if any) to govern the Documents would not be recognised or upheld by the English courts where to do so would be inconsistent with the EEC Convention on the Law Applicable to Contractual Obligations as applied by virtue of the Contracts (Applicable Law) Act 1990 and/or if such laws are not pleaded and proved;

(e)	if an English court assumes jurisdiction, a claim may potentially be subsequently stayed or struck out on the grounds of:

(i)	forum non conveniens (whether there is some other forum with competent jurisdiction which is more appropriate for the trail of the action);

(ii)	lis alibi pendens (where proceedings are pending in another jurisdiction); or

(iii)	res judicata or issue estoppel (where the merits of the issues in dispute have or a particular issue has already been judicially determined or otherwise may be an abuse of process of the court for example it should have been raised in previous proceedings between the parties);

(f)	except in those cases where jurisdiction is determined in accordance with the Conventions, an English court has power to stay an action where it is shown that it can, without injustice to the claimant, be tried in a more convenient forum;

(g)	an English court may, at its discretion, order a claimant in an action, if he is not ordinarily resident in the United Kingdom, to provide security for costs;

(h)	the searches referred to in paragraph 4 above will not necessarily reveal whether or not a resolution has been passed, an appointment made or proceedings commenced, or a charge or other registrable document created, since particulars of such matters are not required to be filed immediately but only within a specified period;

(i)	any person who is not a party to a contract governed by English law may not be able to enforce any provisions of that contract which are expressed to be for the benefit of that party if and to the extent that the Contracts (Rights of Third Parties) Act 1999 has been disapplied;

(j)	the appointment of an administrative receiver under or pursuant to any of the Documents is prohibited by section 72A of the Insolvency Act unless the transaction or arrangements contemplated by the Documents conform with one or more of the exceptions set out in sections 75B through 72H of the Insolvency Act;

WEIL, GOTSHAL & MANGES

(k)	the term “enforceable” as used in this opinion means that the obligations assumed by the relevant party under the relevant document are, in the case of documents governed by English law, of the type which English courts enforce. This opinion is not to be taken to imply that any obligation would necessarily be capable of enforcement in all circumstances in accordance with its terms. In particular, our opinions given in this letter on English law are subject to the following reservations:

(i)	an English court will not necessarily grant any remedy the availability of which is subject to equitable considerations or which otherwise is in the discretion of the court; in particular, orders for specific performance and injunctions are, in general, discretionary remedies under English law and specific performance is not available when damages are considered by the court to be an adequate alternative remedy;

(ii)	claims may be barred under the Limitation Act 1980 and/or the Foreign Limitations Period Act 1984 or become otherwise limited by prescription or lapse of time, or may be or become subject to the defence of set-off or to counterclaim;

(iii)	enforcement may be limited by the provisions of English law applicable to contracts held to have been frustrated by events happening after their execution;

(iv)	the English courts would not enforce any Document if the application of principles of the laws of the jurisdiction governing such Document thereto would involve applying foreign expropriatory legislation, foreign penal, revenue or public laws or was contrary to public policy of English law;

(v)	enforcement may be refused if a foreign judgment is incompatible with an English judgment between the same parties relating to the same issues or, in some circumstances, with an earlier foreign judgment which satisfies the same criteria and is enforceable in England; and

(vi)	the ability of a party to enforce the terms of an agreement against another party to which agreement may be affected by the terms of any other agreement into which both such parties have entered;

(l)	provisions in any agreement creating a security interest which purport to give the person in whose favour the security interest is given the right to foreclose may not be enforceable without the prior approval of an English court;

(m)	a contractual provision conferring or improving a remedy or an obligation following a default may not be enforceable if construed by an English court as a penalty;

WEIL, GOTSHAL & MANGES

(n)	there is some possibility that an English court would hold that a judgment on any of the Documents, whether given in an English court or elsewhere, supersedes the terms of that Document;

(o)	the question of whether or not any provisions of any Documents which may be illegal, invalid or unenforceable may be severed from the other provisions of such Document without affecting their enforceability would be determined by the English courts at their discretion depending on the nature of the illegality, invalidity or unenforceability in question;

(p)	where obligations are to be performed in a jurisdiction outside England, such obligations may not be enforceable in England to the extent that performance would be illegal under the laws of that jurisdiction;

(q)	where a person is vested with a discretion or may determine a matter in his opinion, English law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds;

(r)	any provision in any of the Documents providing that any calculation or certification is to be conclusive and binding will not be effective in the event of manifest error or if such calculation or certification is made or given unreasonably, incorrectly, arbitrarily or without good faith and would not necessarily prevent judicial enquiry into the merits of the case by any party thereto;

(s)	the English courts may not necessarily give full effect to an indemnity for the costs of litigation in respect of unsuccessful litigation or where the court itself has made an order for costs;

(t)	notwithstanding provisions to the contrary in the Documents, any term of an agreement may be varied, amended or discharged by the parties thereto by a further agreement which may be effected in writing, orally or by a course of dealing;

(u)	English courts are prepared to render judgments for a monetary amount in foreign currencies but the judgment may be converted into Sterling for enforcement purposes. There is no authority as to whether or not an English court would give effect to any currency indemnity in a Document;

(v)	the enforcement of each of the Documents and the rights and obligations of the parties thereto will be subject to English public policy principles (although we are not aware of any term or conditions of any Document that would violate public policy)

(w)	provisions dealing with subsequent security interests in any Document may constitute a charge which is registerable under Section 395 of the Companies Act, which if not registered in accordance with the provisions of that section may be void against a liquidator, administrator or creditor of an Opinion Party.

WEIL, GOTSHAL & MANGES

We consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement (provided that the Registration Statement is in substantially the same form as the draft thereof referred to in paragraph 2(e) hereof). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Weil, Gotshal & Manges Weil, Gotshal & Manges

WEIL, GOTSHAL & MANGES

SCHEDULE

(a)	A copy of the Memorandum and Articles of Association of each of the Issuer and Guarantor.

(b)	Certified copies of the minutes of a meeting of the Board of Directors of each of the Issuer and the Guarantor, held on 19 December 2004.

(c)	A certificate (the “Issuer Certificate”) of the Company Secretary to the Issuer dated 8 July 2005.

(d)	A certificate (the “Guarantor Certificate”) of the Company Secretary to the Guarantor dated 8 July 2005.

(e)	Draft Registration Statement on Form F-4 dated 5 July 2005 (the “Registration Statement”) relating to the issue of the Exchange Notes.

(f)	An executed copy of the Indenture.